UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017 (May 11, 2017)

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee		37214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 11, 2017, Ryman Hospitality Properties, Inc. (the “Company”), entered into a Fifth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among the Company, as a guarantor, its subsidiary RHP Hotel Properties, LP (the “Borrower”), as borrower, certain other subsidiaries of the Company party thereto, as guarantors (the “Guarantors”), certain subsidiaries of the Company party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent, which amends and restates the Company’s existing credit facility.

Pursuant to the Amended Credit Agreement, the Borrower increased to $500.0 million and extended the maturity of its outstanding senior secured term loan B facility, which originally had a principal amount of $400.0 million (as increased, the “Term Loan B”). The Term Loan B has a maturity date of May 11, 2024 and borrowings bear interest at an annual rate equal to, at the Borrower’s option, either (a) a LIBO rate determined by the reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, subject to statutory reserves and a LIBO rate floor of 0.00%, plus the applicable margin of 2.25%, or (b) a base rate determined by reference to the higher of (1) the interest rate announced from time to time by Wells Fargo Bank National Association as its prime rate, (2) the federal funds effective rate plus 1.50% and (3) a LIBO rate determined by the costs of funds for U.S. dollar deposits for a one-month interest period plus 1.00%, subject to statutory reserves, and in any case, plus the applicable margin of 1.25%. At the closing, the Borrower drew down on the increased Term Loan B in full. Net proceeds after repayment of the existing term loan B and certain transaction expenses payable at closing were approximately $114.3 million, and were used to pay down a portion of the Company’s revolving credit facility.

Consistent with the original term loan B facility, the increased Term Loan B:

•	amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance due at maturity. Amounts borrowed under the Term Loan B that are repaid or prepaid may not be reborrowed;

•	is guaranteed by the Company, each of its four wholly-owned subsidiaries that own the Gaylord Hotels-branded properties, and certain other subsidiaries of the Company;

•	is secured by (i) a first mortgage lien on the real property of each of the Company’s Gaylord Hotels properties, (ii) pledges of equity interests in the subsidiaries of the Company that own the Gaylord Hotels properties, (iii) the personal property of the Company, the Borrower and the Guarantors and (iv) all proceeds and products from the Company’s Gaylord Hotels Properties. Amounts drawn on the Term Loan B are subject to a 55.00% borrowing base, based on the appraisal value of the Gaylord Hotels properties (reduced to 50.00% in the event a hotel property is sold);

•	is subject to certain covenants contained in the Amended Credit Agreement, which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements;

•	is subject to substantially all of the events of default provided for in the Amended Credit Agreement (other than the financial maintenance covenants). If an event of default shall occur and be continuing, the principal amount outstanding under the Term Loan B, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The Amended Credit Agreement also contemplates that the Company and its subsidiaries and the lenders may enter into an amendment to the Amended Credit Agreement to (i) extend the termination date of the Company’s revolving credit facility, (ii) provide for the funding of a new senior secured term loan A facility in the original principal amount of $200.0 million and (iii) effect certain other changes (the “Amendment”).

The Amendment, including the possible extended revolver and new term loan A, is subject to further negotiation and documentation, due diligence review by the lenders and other customary conditions. We can make no assurance that the changes that would result from the Amendment will be made on the terms described or at all. Pending the Amendment, the revolving credit facility under the Amended Credit Agreement will remain unchanged.

Certain of the lenders under the Amended Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fifth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: May 15, 2017	By:	/s/ Scott Lynn
	Name:	Scott Lynn
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Fifth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent